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                                                                    EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-5404) pertaining to the 1983 Non-Statutory Stock Option Plan of ALPNET, Inc. and subsidiaries, and in the Registration Statement (Form S-8 No. 333-06091) pertaining to the ALPNET, Inc. 1996 Executive Stock Option Plan, of our Auditors' Report dated February 13, 1998 with respect to the balance sheets of ALPNET Canada Inc. as at December 31, 1997 and 1996 and the statements of earnings, deficit and changes in financial position for each of the years ended December 31, 1997, 1996 and 1995 which we have been advised is included in this Annual Report (Form 10-K) of ALPNET, Inc. for the year ended December 31, 1998.



\s\ FRIEDMAN & FRIEDMAN
Chartered Accountants

Montreal, Quebec
March 11, 1999